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Exhibit 99.5

HUNTSMAN LLC AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

Column A	Column B	Column C Additions		Column D	Column E
Description	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts
Year Ended December 31, 2004	$19.7	$2.0	$—	$(3.3)	$18.4
Year Ended December 31, 2003	$7.5	$11.3	$—	$0.9	$19.7
Year Ended December 31, 2002	$5.8	$(1.8)	$—	$3.5	$7.5

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  Exhibit 99.5
HUNTSMAN LLC AND SUBSIDIARIES Schedule II—Valuation and Qualifying Accounts